Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS  SECOND QUARTER RESULTS AND IMPROVED OUTLOOK FOR 2007

SPARKS, MD, JUNE 27 — McCormick & Company, Incorporated (NYSE:MKC), today reported results for the second quarter ended May 31, 2007 and an improved outlook for the fiscal year.

•                  Increased sales 7%.  Consumer business sales rose 6% and industrial business sales rose 9%.  Achieved earnings per share of $0.31.

•                  On-track to improve gross profit margin by 0.5 percentage points in 2007.

•                  For fiscal year 2007, expects to increase earnings per share 9-11% on a comparable basis.

Robert J. Lawless, Chairman and CEO, commented, “Our sales and earnings for the second quarter exceeded our expectations.  These results were driven in part by increased international sales, the incremental impact of Simply Asia Foods and favorable currency rates.  With a strong first half, we expect to grow earnings per share 9-11% on a comparable basis, an increase from our original projection of 8-10%.   Fiscal year 2007 is shaping up to be another record year for McCormick.”

Sales in the second quarter rose 7%, which was an increase of 5% in local currency.  The sales increases in Europe and the Asia/Pacific region were especially strong this quarter, driven by marketing support for branded consumer products as well as increased sales of industrial products to strategic customers.  In the U.S., sales from the Simply Asia Foods business, which was acquired in June 2006, also added to the sales increase.  During the second quarter, actions taken to eliminate low margin business decreased sales 1%.

Gross profit margin in the second quarter increased 0.4 percentage points, and the Company is on track to achieve a 0.5 percentage point increase for the fiscal year.   Selling, general and administrative expense as a percent of net sales was down 0.4 percentage points.  The Company’s restructuring program is expected to generate $30 million in costs savings during 2007 and is reducing cost of goods sold as well as selling, general and administrative expense.

Earnings per share were $0.31 compared to $0.46 in the second quarter of 2006.  Charges related to the Company’s restructuring program reduced earnings per share $0.04 in the second quarter of 2007 compared to a favorable impact of credits that increased earnings per share $0.14 in the second quarter of 2006.  Excluding these impacts in both periods, earnings per share rose $0.03, a 9% increase driven by higher sales and improved operating income margin.

On a comparable basis, which excludes the impact of restructuring charges, the Company expects to grow earnings per share 9-11% in 2007.  This is an increase from an initial goal of 8-10%.  Including estimated restructuring charges of $0.18, 2007 earnings per share are projected to be in the range of $1.69-$1.73.  Financial performance ahead of the Company’s goal will provide an opportunity to fund additional growth initiatives in the second half of the year.

Business Segment Results

Consumer Business	Three Months Ended		Six Months Ended
(in thousands)	5/31/07	5/31/06	5/31/07	5/31/06
Net sales	$372,511	$350,054	$747,281	$694,818
Operating income	48,930	40,110	103,771	64,978
Operating income,excluding restructuring charges	53,142	48,808	113,329	95,013

In the second quarter, sales for McCormick’s consumer business rose 6%, which was an increase of 4% in local currency.  Higher volume was due to incremental sales from the Simply Asia Foods business which was acquired in June 2006, and the positive impact of marketing support behind branded products, particularly in Europe.  Favorable price and product mix also increased sales.  Consumer sales in the Americas rose 5% with no impact from foreign exchange rates.  The increase was driven primarily by incremental volume from Simply Asia Foods, and higher sales of the Club House brand in Canada, and of gourmet and Hispanic products in the U.S.  Consumer sales in Europe increased 10%, which was an increase of 1% in local currency.  Increases in the U.K. and France were achieved with marketing support behind branded products and pricing actions.  However, consumer sales in Europe continue to be unfavorably affected by distribution lost to a competitor in The Netherlands and the Company’s decision in 2006 to exit its business in Finland.  These factors reduced sales by 3% in the second quarter.  In the Asia/Pacific region, sales rose 8%, which was an increase of 1% in local currency.  Double-digit sales growth in China was largely offset by the sales performance in Australia.

In the second quarter, consumer business operating income excluding restructuring charges rose to $53.1 million from $48.8 million in 2006.  This was an increase of 9%, driven primarily by higher sales and the positive impact of the Company’s cost savings program.

Industrial Business	Three Months Ended		Six Months Ended
(in thousands)	5/31/07	5/31/06	5/31/07	5/31/06
Net sales	$314,703	$289,852	$592,573	$554,789
Operating income	17,978	14,588	29,487	14,013
Operating income, excluding restructuring charges	20,978	18,897	34,981	30,363

In the second quarter, sales for McCormick’s industrial business increased 9%, which was an increase of 6% in local currency.  The impact of the Company’s actions to eliminate lower margin customers and products reduced sales in the second quarter by 2%.  Industrial sales in the Americas rose 2% with minimal impact from foreign currency.  The elimination of lower margin customers and products in this part of the industrial business reduced sales 2%.  Sales increases to strategic customers included snack seasonings, condiments and new products for large food manufacturers.  In Europe, industrial sales rose 26%, which was an increase of 16% in local currency, with continued strength in sales of condiments and of seasonings for snack products.  In addition, sales of food service products in the U.K. contributed to the increase.  In this region, the elimination of lower margin customers reduced sales 2%.  Sales in the Asia/Pacific region rose 34%, which was an increase of 27% in local currency, with significant gains in both China and Australia.

In the second quarter, industrial business operating income excluding restructuring charges rose to $21.0 million from $18.9 million in 2006, an increase of 11%.  This increase was due to higher sales and the favorable impact of cost savings.

Non-GAAP Financial Measures

The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  Management believes the pro forma information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects.  This information is also used by management to measure the profitability of our on-going operations.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to a restructuring program in 2007 and 2006.

(in thousands except per share data)	Three Months Ended				Six Months Ended
	5/31/07		5/31/06		5/31/07		5/31/06
Net income	$41,425		$61,644		$85,653		$76,033
Impact of restructuring charges (credits)	5,460	*	(18,743	)*	11,081	*	3,954	*
Pro forma net income	$46,885		$42,901		$96,734		$79,987
Earnings per share - diluted	$0.31		$0.46		$0.64		$0.56
Impact of restructuring charges (credits)	0.04		(.14)		0.08		0.03
Pro forma earnings per share — diluted	$0.35		$0.32		$0.72		$0.59
% increase versus prior period	9.4%				22.0%

* The impact of restructuring activity on net income includes:

Restructuring charges included in Cost of good sold	$(772)	$(4,488)	$(1,249)	$(4,702)
Restructuring charges	(6,440)	(8,519)	(13,803)	(41,683)
Tax impact included in income taxes	2,307	5,222	4,816	15,903
Gain/(Loss) on sale of unconsolidated operations	(555)	26,528	(845)	26,528
	$(5,460)	$18,743	$(11,081)	$(3,954)

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. EDT.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  Actual results could differ materially from those projected in the forward-looking statements.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  John McCormick (410-771-7110 or john_mccormick@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2007

Second Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement (Unaudited)
(In thousands except per-share data)
	Three Months Ended		Six Months Ended
	5/31/2007	5/31/2006	5/31/2007	5/31/2006
Net sales	$687,214	$639,906	$1,339,854	$1,249,607
Cost of goods sold	415,414	389,342	803,702	759,958
Gross profit	271,800	250,564	536,152	489,649
Gross profit margin	39.6%	39.2%	40.0%	39.2%
Selling, general and administrative expense	198,452	187,347	389,091	368,975
Restructuring charges	6,440	8,519	13,803	41,683
Operating income	66,908	54,698	133,258	78,991
Interest expense	15,232	12,324	29,085	25,186
Other income, net	(2,227)	(1,775)	(4,071)	(2,923)
Income from consolidated operations before income taxes	53,903	44,149	108,244	56,728
Income taxes	16,755	13,068	32,744	17,093
Net income from consolidated operations	37,148	31,081	75,500	39,635
Income from unconsolidated operations	5,023	4,765	11,596	12,044
Gain / (Loss) on sale of unconsolidated operations	(555)	26,528	(845)	26,528
Minority interest	(191)	(730)	(598)	(2,174)
Net income	$41,425	$61,644	$85,653	$76,033

Earnings per common share - basic	$0.32	$0.47	$0.66	$0.57
Earnings per common share - diluted	$0.31	$0.46	$0.64	$0.56

Average shares outstanding - basic	130,150	132,182	130,193	132,384
Average shares outstanding - diluted	133,637	135,420	133,837	135,373

Second Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet (Unaudited)
(In thousands)

	5/31/2007	5/31/2006
Assets
Current assets
Cash and cash equivalents	$40,469	$74,068
Receivables, net	360,930	327,066
Inventories	427,512	381,863
Prepaid expenses and other current assets	59,470	49,967
Total current assets	888,381	832,964
Property, plant and equipment, net	472,358	456,857
Goodwill and intangible assets, net	1,013,380	883,602
Prepaid allowances	47,007	48,480
Investments and other assets	162,969	141,512
Total assets	$2,584,095	$2,363,415

Liabilities and shareholders' equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$347,039	$151,256
Trade accounts payable	215,606	174,638
Other accrued liabilities	332,408	377,476
Total current liabilities	895,053	703,370
Long-term debt	415,849	462,957
Other long-term liabilities	264,120	283,676
Total liabilities	1,575,022	1,450,003
Minority interest	4,465	3,359
Shareholders' equity
Common stock	480,918	420,113
Retained earnings	355,392	384,095
Accumulated other comprehensive income	168,298	105,845
Total shareholders' equity	1,004,608	910,053
Total liabilities and shareholders' equity	$2,584,095	$2,363,415

Second Quarter Report	McCormick & Company, Incorporated
Consolidated Statement of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended
	5/31/2007	5/31/2006
Cash flows from operating activities
Net income	$85,653	$76,033
Adjustments to reconcile net income to net
cash flow from operating activities:
Depreciation and amortization	39,917	39,458
Stock based compensation	13,440	14,753
Loss / (Gain) on sale of unconsolidated operation	845	(26,528)
Income from unconsolidated operations	(11,596)	(12,044)
Changes in operating assets and liabilities	(145,916)	(22,119)
Dividends from unconsolidated affiliates	9,674	9,100
Net cash flow from operating activities	(7,983)	78,653

Cash flows from investing activities
Capital expenditures	(34,806)	(31,335)
Acquisitions of businesses	(3,127)	—
Proceeds from redemption of unconsolidated operation	—	20,000
Proceeds from sale of property, plant and equipment	100	298
Net cash flow used in investing activities	(37,833)	(11,037)

Cash flows from financing activities
Short-term borrowings, net	115,129	43,327
Long-term debt borrowings	—	198,558
Long-term debt repayments	(220)	(195,432)
Proceeds from exercised stock options	27,886	25,235
Common stock acquired by purchase	(57,536)	(60,393)
Dividends paid	(52,136)	(47,710)
Net cash flow provided by (used in) financing activities	33,123	(36,415)

Effect of exchange rate changes on cash and
cash equivalents	4,119	12,604
Increase/(decrease) in cash and cash equivalents	(8,574)	43,805
Cash and cash equivalents at beginning of period	49,043	30,263

Cash and cash equivalents at end of period	$40,469	$74,068